Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial information and related notes present the historical condensed combined financial information for SMART Global Holdings, Inc., a Cayman Islands exempted company (“SGH”) and the LED Business (as defined below), after giving effect to SGH’s acquisition of (a) certain equipment, inventory, intellectual property rights, contracts, and real estate comprising the LED products segment of Cree, Inc. (“Cree”), (b) all of the issued and outstanding equity interests of Cree Huizhou Solid State Lighting Company Limited, a limited liability company organized under the laws of the People’s Republic of China and an indirect wholly owned subsidiary of Cree, (c) Cree’s ownership interest in Cree Venture LED Company Limited, Cree’s joint venture with San’an Optoelectronics Co., Ltd. and (d) SGH’s assumption of certain liabilities (collectively, the “LED Business”), which was completed on March 1, 2021. The pro forma information is presented to illustrate the estimated effects of the acquisition, which are referred to as transaction accounting adjustments. The unaudited pro forma condensed combined balance sheet as of February 26, 2021 combines the historical condensed consolidated balance sheet of SGH as of February 26, 2021 and the unaudited combined balance sheet of the LED Business as of December 27, 2020, after giving effect to the acquisition as if it had occurred on February 26, 2021. The unaudited pro forma condensed combined statements of operations have been prepared as if the acquisition had occurred on August 31, 2019. The unaudited pro forma condensed combined statement of operations for the six months ended February 26, 2021 combines the historical consolidated statements of operations of SGH for the six months ended February 26, 2021 and the LED Business for the six months ended December 27, 2020. The unaudited pro forma condensed combined statement of operations for the year ended August 28, 2020 combines the historical consolidated statements of operations of SGH for the year ended August 28, 2020 and the LED Business for the year ended June 28, 2020.

The pro forma financial information should be read in conjunction with the accompanying notes. In addition, the pro forma financial information is derived from, and should be read in conjunction with, the following historical consolidated financial statements and accompanying notes of SGH and the LED Business:

•

The audited consolidated financial statements and accompanying notes of SGH as of August 28, 2020 and August 30, 2019 and for the years ended August 28, 2020, August 30, 2019, and August 31, 2018 as contained in its Annual Report on Form 10-K filed on October 22, 2020, as amended by SGH’s Annual Report on Form 10-K/A Amendment No. 1 filed on April 6, 2021;

•

The unaudited condensed consolidated financial statements and accompanying notes of SGH as of and for the six months ended February 26, 2021 as contained in its Quarterly Report on Form 10-Q filed on April 6, 2021;

•	The audited combined financial statements and accompanying notes of the LED Business as of June 28, 2020 and June 30, 2019 and for the years ended June 28, 2020 and June 30, 2019 (Exhibit 99.2); and
•	The unaudited interim combined financial statements of the LED Business as of December 27, 2020 and June 28, 2020 and for the six months ended December 27, 2020 and December 29, 2019 (Exhibit 99.3).

The pro forma financial information has been prepared by SGH in accordance with Securities and Exchange Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Release No. 33-10786. The pro forma financial information is based on various adjustments and assumptions and is not necessarily indicative of what SGH’s consolidated statements of operations or consolidated balance sheet actually would have been had the acquisition been completed as of the dates indicated or will be for any future periods.

The acquisition has been accounted for using the acquisition method of accounting, whereby SGH is the accounting acquirer. The pro forma adjustments are preliminary, based upon available information as of the date of this filing, and prepared solely for the purpose of this pro forma financial information. These adjustments are based on preliminary estimates and may differ materially from the adjustments that may be determined based on the final acquisition accounting. Certain valuations and assessments, including, among others, valuations of the note payable and contingent consideration, inventories, property and equipment, intangible assets, and assessments of various agreements (including a wafer supply and fabrication services agreement), tax positions, and tax rates, are in process. The estimated fair values assigned in this unaudited pro forma financial information are preliminary and represent SGH’s current best estimate of fair values and are subject to revision.

The pro forma financial information does not purport to project the future financial position or operating results of SGH. The pro forma financial information does not include adjustments to reflect any potential revenue, synergies or dis-synergies, or cost savings that may be achievable in connection with the acquisition, or the associated costs that may be necessary to achieve such revenues, synergies or cost savings.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of February 26, 2021

(In thousands)

		Adjusted Historical	Transaction
	Historical	LED Business	Accounting
	SGH	Note 5	Adjustments	Note 6	Combined
Assets
Current assets:
Cash and cash equivalents	$139,803	$86,163	$(65,334)	(a)	$160,632
Short-term investments	—	8,019	—		8,019
Accounts receivable, net	203,376	46,015	—		249,391
Inventories	189,327	69,730	7,958	(b)	267,015
Prepaid expenses and other current assets	46,321	21,483	—		67,804
Total current assets	578,827	231,410	(57,376)		752,861
Property and equipment, net	78,146	64,052	11,566	(c)	153,764
Operating lease right-of-use assets	25,049	1,903	6,966	(d)	33,918
Other noncurrent assets	16,924	5,717	—		22,641
Intangible assets, net	48,844	23,837	40,663	(e)	113,344
Goodwill	73,017	67,725	(67,725)	(f)	73,017
Total assets	$820,807	$394,644	$(65,906)		$1,149,545
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$261,443	$39,569	$7,394	(g)	$308,406
Accrued liabilities	61,581	62,698	3,428	(h)	128,815
			1,108	(i)
Total current liabilities	323,024	102,267	11,930		437,221
Long-term debt	210,811	—	125,000	(j)	335,811
Long-term operating lease liabilities	21,342	1,372	3,539	(h)	26,253
Other long-term liabilities	7,071	8,729	28,100	(k)	41,203
			5,308	(l)
			(8,005)	(i)
Total liabilities	562,248	112,368	165,872		840,488
Shareholders’ equity	258,559	275,550	(231,817)	(m)	302,292
Noncontrolling interest in subsidiary	—	6,726	39	(n)	6,765
Total equity	258,559	282,276	(231,778)		309,057
Total liabilities and shareholders’ equity	$820,807	$394,644	$(65,906)		$1,149,545

See accompanying notes to unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended February 26, 2021

(In thousands, except per share data)

	Historical	Historical	Transaction Accounting
	SGH	LED Business	Adjustments	Note 6	Combined
Net sales	$595,705	$204,194	$—		$799,899
Cost of sales	489,606	171,829	1,230	(p)	663,951
			1,286	(q)
Gross profit	106,099	32,365	(2,516)		135,948
Operating expenses:
Research and development	15,816	20,923	106	(p)	36,845
Selling, general and administrative	69,720	43,640	959	(q)	114,319
Goodwill impairment	—	112,553	—		112,553
Other operating expense (income)	—	13,293	—		13,293
Total operating expenses	85,536	190,409	1,065		277,010
Income (loss) from operations	20,563	(158,044)	(3,581)		(141,062)
Interest expense, net	(7,518)	—	(2,309)	(r)	(9,827)
Other income (expense), net	(699)	2,314	—		1,615
Total other income (expense), net	(8,217)	2,314	(2,309)		(8,212)
Income (loss) before income taxes	12,346	(155,730)	(5,890)		(149,274)
Provision (benefit) for income taxes	4,475	2,176	(357)	(s)	6,294
Net income (loss)	7,871	(157,906)	(5,533)		(155,568)
Net income attributable to noncontrolling interest	—	674	—		674
Net income (loss) attributable to SGH shareholders	$7,871	$(158,580)	$(5,533)		$(156,242)
Earnings per share:
Basic	$0.32				$(6.41)
Diluted	$0.31				$(6.41)
Shares used in computing earnings per share:
Basic	24,389				24,389
Diluted	25,221				24,389

See accompanying notes to unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended August 28, 2020

(In thousands, except per share data)

	Historical	Historical	Transaction Accounting
	SGH	LED Business	Adjustments	Note 6	Combined
Net sales	$1,122,377	$433,312	$—		$1,555,689
Cost of sales	905,981	355,028	7,958	(o)	1,277,205
			2,461	(p)
			5,777	(q)
Gross profit	216,396	78,284	(16,196)		278,484
Operating expenses:
Research and development	52,056	44,963	213	(p)	97,232
Selling, general and administrative	119,523	90,525	1,919	(q)	211,967
Restructuring charge	3,487	—	—		3,487
Other operating expense (income)	—	21,251	—		21,251
Total operating expenses	175,066	156,739	2,132		333,937
Income (loss) from operations	41,330	(78,455)	(18,328)		(55,453)
Interest expense, net	(15,000)	—	(3,988)	(r)	(18,988)
Other income (expense), net	(16,970)	9,981	—		(6,989)
Total other income (expense), net	(31,970)	9,981	(3,988)		(25,977)
Income (loss) before income taxes	9,360	(68,474)	(22,316)		(81,430)
Provision (benefit) for income taxes	10,503	6,900	(3,143)	(s)	14,260
Net income (loss)	(1,143)	(75,374)	(19,173)		(95,690)
Net income attributable to noncontrolling interest	—	1,082	—		1,082
Net income (loss) attributable to SGH shareholders	$(1,143)	$(76,456)	$(19,173)		$(96,772)
Earnings per share:
Basic	$(0.05)				$(4.03)
Diluted	$(0.05)				$(4.03)
Shares used in computing earnings per share:
Basic	23,994				23,994
Diluted	23,994				23,994

See accompanying notes to unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1 – Description of the Transaction

On March 1, 2021, pursuant to the previously announced Asset Purchase Agreement, dated October 18, 2020, as amended by the Amendment to Asset Purchase Agreement dated March 1, 2021, each between Cree, Inc. (“Cree”), SMART Global Holdings, Inc., a Cayman Islands exempted company (“SGH”), and CreeLED, Inc. (formerly known as Chili Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of SGH (collectively with SGH, “SMART”)), (i) Cree completed the sale to SMART of (a) certain equipment, inventory, intellectual property rights, contracts, and real estate comprising Cree’s LED products segment, (b) all of the issued and outstanding equity interests of Cree Huizhou Solid State Lighting Company Limited, a limited liability company organized under the laws of the People’s Republic of China and an indirect wholly owned subsidiary of Cree, and (c) Cree’s ownership interest in Cree Venture LED Company Limited, Cree’s joint venture with San’an Optoelectronics Co., Ltd., and (ii) SMART assumed certain liabilities related to the LED business (collectively, (i) and (ii), the “LED Business”). In connection with the transaction, Cree retained certain assets used in and pre-closing liabilities associated with the LED products segment.

The purchase price for the LED Business consisted of (i) a payment of $50 million in cash, subject to customary adjustments, (ii) an unsecured promissory note issued to Cree by SGH in the amount of $125 million (the “Purchase Price Note”), (iii) an earn-out payment of up to $125 million based on the revenue and gross profit performance of the LED Business in Cree’s first four full fiscal quarters following the closing (the “Earnout Period”), with a minimum payment of $2.5 million, also payable in the form of an unsecured promissory note issued by SGH (the “Earnout Note”), and (iv) the assumption of certain liabilities. The Purchase Price Note bears interest at LIBOR plus 3.0% and is due on August 15, 2023. The Earnout Note will begin to bear interest upon completion of the Earnout Period at LIBOR plus 3.0% and is due on March 27, 2025.

Note 2 – Basis of Presentation

The pro forma financial information was prepared using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations and is derived from the audited and unaudited historical financial statements of SGH and the LED Business.

The pro forma financial information has been prepared by SGH in accordance with Securities and Exchange Commission Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Release No. 33-10786. The pro forma financial information is not necessarily indicative of what SGH’s combined statements of operations or combined balance sheet would have been had the acquisition been completed as of the dates indicated or will be for any future periods. The pro forma financial statements do not purport to project the future financial position or results of operations of SGH following the completion of the acquisition. The pro forma financial information reflects pro forma adjustments management believes are necessary to present fairly SGH’s pro forma results of operations and financial position following the closing of the acquisition as of and for the periods indicated. The pro forma adjustments are based on currently available information and assumptions management believes are, under the circumstances and given the information available at this time, reasonable, and reflective of adjustments necessary to report SGH’s financial condition and results of operations.

The acquisition method of accounting uses the fair value concepts defined in ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”). Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Fair value measurements can be highly subjective and can involve a high degree of estimation.

The determination of the fair value of the identifiable assets of the LED Business and the allocation of the estimated consideration to these identifiable assets and liabilities is preliminary and is pending finalization of various estimates, inputs, and analyses. Since this pro forma financial information has been prepared based on preliminary estimates of consideration and fair values attributable to the acquisition, the actual amounts eventually recorded for the purchase accounting, including the identifiable intangibles, may differ materially from the information presented. The initial allocation of the preliminary estimated consideration in this pro forma financial information is based upon the estimated value of the consideration as of March 1, 2021.

The pro forma financial information does not reflect the following items:

•

the impact of any potential revenues, benefits or synergies that may be achievable in connection with the acquisition or related costs that may be required to achieve such revenues, benefits or synergies; and

•	changes in cost structure or any restructuring activities as such changes, if any, have yet to be determined.

Note 3 – Reclassifications and Conforming Accounting Policies

At the current time, SGH is not aware of any material differences in accounting policies and financial statement classifications that would have a material impact on the pro forma financial information.

Note 4 – Provisional Consideration and Valuation

Determination of the provisional consideration and fair values of assets acquired and liabilities assumed in the acquisition of the LED Business required significant assumptions, estimates, and judgments. Changes in assumptions, estimates, and judgments could significantly impact the asset and liabilities. The valuations involving the most significant assumptions, estimates, and judgment included the following:

•	Consideration: Estimated fair values and discount rates for the Purchase Price Note and Earnout Note.
•	Inventories: Estimated future selling prices, timing of product sales, and completion costs for work in process.
•	Property, plant and equipment: Estimated fair values in continued use and determination of useful lives.
•	Intangible assets: Methodologies, estimated fair values, and determination of useful lives.
•	Taxes: Projections of future taxable income and tax rates.

The preliminary estimated purchase price is as follows (in thousands):

Cash	$50,000
Additional payment for estimated net working capital adjustment (a)	22,728
Estimated fair value of Purchase Price Note	125,000
Estimated fair value of Earnout Note (b)	28,100
$225,828

(a)	Includes $15.3 million paid at closing and an estimated $7.4 million payable upon completion of the review of the assets acquired and liabilities assumed.
(b)

Represents the estimated fair value of the Earnout Note, which provides for a minimum payment of $2.5 million and a maximum payment of $125 million based on the revenue and gross profit performance of the LED Business in Cree’s first four full fiscal quarters following the closing. The Earnout Note was preliminarily valued using a Monte Carlo simulation analysis in a risk-neutral framework with assumptions for volatility, market price of risk adjustment, risk-free rate, and cost of debt. The Earnout Note will be re-valued each quarter and any change in valuation will flow through SGH’s statements of operations.

SGH estimated the provisional fair value of the assets and liabilities of the LED Business as of March 1, 2021, the acquisition date. These provisional amounts could change as additional information becomes available and could result in material variances between the combined entity’s future financial results and the amounts presented in these unaudited pro forma condensed combined financial statements, including variances in fair values recorded, as well as expenses associated with these items.

The provisional valuation of the LED Business assets acquired and liabilities assumed, noncontrolling interest in subsidiary, and consideration as of the balance sheet date are as follows (in thousands):

Cash and cash equivalents	$86,163
Short-term investments	8,019
Accounts receivable, net	46,015
Inventories	77,688
Prepaid expenses and other current assets	21,483
Property and equipment, net	75,618
Operating lease right-of-use assets	8,869
Intangible assets, net (a)	64,500
Other noncurrent assets	5,717
Accounts payable	(39,569)
Accrued liabilities	(67,234)
Long-term operating lease liabilities	(4,911)
Other long-term liabilities	(6,032)
Other purchase price accounting adjustments	(43,733)
Total net assets acquired	$232,593
Noncontrolling interest in subsidiary	$6,765
Consideration	$225,828

The above purchase price allocation, if computed as of December 27, 2020, the date of the unaudited LED Business balance sheet, would have implied a $43.7 million bargain purchase gain; however, due to the LED Business operations and uses of cash and working capital between December 28, 2020 and March 1, 2021 (the closing date of the acquisition), SGH has preliminarily concluded there is no bargain purchase gain in connection with the acquisition.

(a)	The estimated fair values and useful lives of the intangible asset acquired are as follows (in thousands):

	Estimated	Estimated Useful Life
	Fair Value	In years
Technology	$49,800	7.2
Tradenames / Trademarks	6,100	5.0
Customer relationships	5,200	7.4
Order Backlog	3,400	0.5
	$64,500

Technology intangible assets were valued using the multi-period excess earnings method based on the discounted cash flow and technology obsolescence rate. The discounted cash flow requires the use of significant unobservable inputs, including projected revenue, expenses, capital expenditures and other costs, and discount rates calculated based on the cost of equity adjusted for various risks, including the size of the acquiree, industry risk, and other risk factors.

Tradename/trademark intangible assets were valued using the relief from royalty method, which is the discounted cash flow savings accruing to the owner by virtue of the fact that the owner is not required to license the tradenames/trademarks from a third party. Key assumptions included attributable revenue expected from the tradenames/trademarks, royalty rates, and assumed asset life.

Customer relationship intangible assets were valued using the multi-period excess earnings method, which is the present value of the projected cash flows that are expected to be generated by the existing intangible asset after reduction by an estimated fair rate of return on contributory assets required to generate the customer relationship revenues. Key assumptions included discounted cash flow, estimated life cycle and customer attrition rates.

Order backlog intangible assets represent the value of existing firm purchase orders in place at the time of acquisition and were valued using the discounted cash flow method, which accounts for the expected profit related to the purchase orders.

Note 5 – Adjustments to Reclassify Financial Statement Line Items to SGH’s Presentation

The table below reflects the presentation of the historical LED Business’s December 27, 2020 balance sheet as adjusted to conform to SGH’s presentation of its consolidated balance sheet (in thousands):

	Historical	Reclassification	Adjusted Historical
	LED Business	Adjustments	LED Business	Notes
Assets
Current assets:
Cash and cash equivalents	$86,163	$—	$86,163
Short-term investments	8,019	—	8,019
Accounts receivable, net	46,015	—	46,015
Inventories	69,730	—	69,730
Prepaid expenses and other current assets (a)	19,864	1,619	21,483	(b)
Current assets held for sale	1,619	(1,619)	—	(b)
Total current assets	231,410	—	231,410
Property and equipment, net	64,052	—	64,052
Goodwill	67,725	—	67,725
Intangible assets, net	23,837	—	23,837
Deferred tax assets	5,167	(5,167)	—	(c)
Operating lease right-of-use assets	—	1,903	1,903	(d)
Other noncurrent assets	2,453	3,264	5,717	(c)(d)
Total assets	$394,644	$—	$394,644
Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$68,404	$(28,835)	$39,569	(e)
Accrued liabilities	—	62,698	62,698	(e)
Accrued contract liabilities	22,098	(22,098)	—	(e)
Income taxes payable	2,176	(2,176)	—	(e)
Other current liabilities	9,589	(9,589)	—	(e)
Total current liabilities	102,267	—	102,267
Long-term operating lease liabilities	—	1,372	1,372	(f)
Other long-term liabilities	10,101	(1,372)	8,729	(f)
Total liabilities	112,368	—	112,368
Equity	275,550	—	275,550
Noncontrolling interest in subsidiary	6,726	—	6,726
Total equity	282,276	—	282,276
Total liabilities and equity	$394,644	$—	$394,644

(a)	Prepaid expenses and other current assets included in the LED Business’s December 27, 2020 balance sheet have been combined in the above table.
(b)	To reclassify current assets held for sale of $1.6 million into prepaid expenses and other current assets.
(c)	To reclassify deferred tax assets of $5.2 million into other noncurrent assets.
(d)	To reclassify operating lease right-of-use assets of $1.9 million out of other noncurrent assets.

(e)	To reclassify various items out of current liability line items into accrued liabilities.
(f)	To reclassify long-term operating lease liabilities of $1.4 million out of other long-term liabilities.

Note 6 – Adjustments to the Unaudited Pro Forma Condensed Combined Financial Statements

Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

(a)	To reflect $65.3 million paid at closing, consisting of (i) the $50.0 million cash purchase price and (ii) a $15.3 million estimate of the net working capital adjustment.
(b)	To reflect the preliminary fair value adjustment to increase inventory for the difference between the provisional fair value and historical amount.
(c)	To reflect the preliminary fair value adjustment to increase property and equipment for the difference between the provisional fair value and historical amount.
(d)	To reflect the preliminary fair value for a right-of-use asset agreement executed in connection with the acquisition.
(e)

To reflect the preliminary fair value adjustment to increase intangible assets acquired for the difference between the provisional fair values and historical amounts for technology, tradenames and trademarks, customer relationships, and backlog.

(f)

To reflect the preliminary adjustment to reduce to zero the goodwill from the balance sheet of the LED Business as of the March 1, 2020 acquisition date. Based on the provisional valuation of the assets acquired and liabilities assumed, noncontrolling interest in subsidiary, and consideration as of the March 1, 2021 acquisition date, SGH currently does not expect to record goodwill in connection with the acquisition. The historical results of operations of the LED Business for the six months ended December 27, 2020 included a charge of $112.6 million for impairment of goodwill. No adjustment was made to the pro forma condensed combined statement of operations for this impairment, consistent with the requirements for the preparation of pro forma financial statements.

(g)	To reflect the preliminary estimate of an additional amount payable to Cree for a net working capital adjustment.
(h)	To reflect the preliminary fair value adjustment to increase accrued liabilities and other long-term liabilities related to a right-of-use asset agreement executed in connection with the acquisition.
(i)

To reflect the preliminary fair value adjustment related to deferred income. The effect of the preliminary adjustment is an increase in accrued liabilities and a decrease in other long-term liabilities.

(j)	To reflect amounts payable to Cree for the estimated fair value of the Purchase Price Note.
(k)	To reflect amounts payable to Cree for the estimated fair value of the Earnout Note.
(l)	To reflect the preliminary adjustment to deferred tax labilities to reflect temporary differences between the bases of assets and liabilities for financial reporting and income tax purposes.
(m)	To reflect the elimination of the LED Business’s equity balance as of March 1, 2021, the acquisition date.
(n)	To reflect the preliminary fair value adjustment to the noncontrolling interest in Cree Venture LED Company Limited.

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations

(o)

To reflect the additional cost of sales recognized for the fair value adjustment related to inventory acquired, including finished goods and work in progress. As the LED Business’s historical inventory turnover rate is short-

term in nature, it is expected that a significant portion of the increase in inventory value would be realized within 12 months after the close of the acquisition.
(p)

To reflect the estimated incremental depreciation expense related to fair value adjustments for the acquired property and equipment. As a result of the preliminary estimated fair value of property and equipment and preliminary assessment of estimated useful lives, the incremental depreciation expense is estimated to be as follows (in thousands):

	Six Months Ended	Year Ended
	Feb 26, 2021	Aug 28, 2020
Incremental depreciation included in cost of sales	$1,230	$2,461
Incremental depreciation included in research and development	106	213
	$1,336	$2,674

(q)

To reflect the estimated incremental amortization expense related to fair value adjustments for the identified acquired intangible assets. As a result of the preliminary estimated fair value of identified intangible assets and preliminary assessment of estimated useful lives, the incremental amortization expense is estimated to be as follows (in thousands):

	Six Months Ended	Year Ended
	Feb 26, 2021	Aug 28, 2020
Incremental amortization included in cost of sales:
Technology	$1,286	$2,377
Backlog	—	3,400
	$1,286	$5,777
Incremental amortization included in selling, general, and administrative:
Tradenames / Trademarks	$610	$1,220
Customer relationships	349	699
	$959	$1,919

(r)

To reflect the incremental interest expense, at a rate equal to approximately LIBOR plus 3%, related to the Purchase Price Note and Earnout Note. A change in interest rates by 1% would increase or decrease the estimated incremental interest expense by $0.7 million and $1.3 million for the six months ended February 26, 2021 and the year ended August 28, 2020, respectively.

(s)	To reflect the income tax effect at statutory rates of the pro forma adjustments.

Acquisition-related transaction expenses were $5.2 million, a significant majority of which are included in the historical financial statements of SGH. As a result, no pro forma adjustment was included for transaction expenses.